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                                                                    Exhibit 5(b)

BELLCORE
Bell Communications Research
MCC 1J-138R
445 South Street
Morristown, NJ 07960-6438
201-829-2391
Fax 201-829-2364

August 25, 1997

Mr. Richard G. Schooley
Savings Plan Administrator
Bell Communications Research, Inc.
6 Corporate Place
Piscataway, New Jersey 08854-4157

Mr. Douglas E. Scott
Senior Vice President and General Counsel
Science Applications International Corporation
10260 Campus Point Drive
San Diego, California 92121

Gentlemen:

As Senior Counsel for Bell Communications Research, Inc. (the "Company"), I am familiar with the Registration Statement on Form S-8, which will be filed with the Securities and Exchange Commission on August 26, 1997, covering interests in the Savings Plan for Salaried Employees and the Savings and Security Plan (the "Plans") and the corporate proceedings of the Company relating to the establishment of the Plans. Based upon my review of the relevant documents and materials and upon my general familiarity with the Plans, it is my opinion that the Plans described in the Registration Statement have been duly authorized for participation by eligible employees of the Company in accordance with the terms of the Plans, that the interests of the Plans will be fully paid upon receipt of employee contributions, and that no employee will be obligated to make further contributions.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Opinions" in the Prospectus.

Sincerely,

/s/ Judith S. Musicant

Judith S. Musicant
Senior Counsel
Benefits